news	UNIT CORPORATION
7130 South Lewis Avenue, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
February 13, 2007

UNIT CORPORATION’S TOTAL PROVED RESERVES
REACH A COMPANY-RECORD 475.9 BCFE;
COMPANY RECORDS 23RD CONSECUTIVE YEAR
OF REPLACING MORE THAN 150% OF PRODUCTION

Tulsa, Oklahoma….Unit Corporation (NYSE - UNT) today announced the following information regarding the results of the operations of its wholly owned subsidiaries.

Unit Petroleum Company
Unit Petroleum Company set new company-records for nearly ever major category: total proved reserves, annual production, and wells drilled and achieved its stated annual goal to replace more than 150% of its production.

At December 31, 2006, Unit’s net proved oil and natural gas reserves, as reviewed by its independent petroleum engineers, Ryder Scott Company, were 475.9 Bcfe of natural gas, which includes 11.6 million barrels of oil and natural gas liquids and 406.4 Bcf of natural gas.

This increase in total proved reserves resulted from the company’s participation in the drilling of 244 gross wells, with an 88% success rate, and certain acquisitions made during the year. Seventy-seven percent of the company’s oil and natural gas reserves are proved developed of which 85% are natural gas. The remaining 23% comprising total proved undeveloped reserves, reflects the company’s conservative approach to adding reserves each year.

The company replaced 221% of its 2006 oil and natural gas production despite a reduction of 11.2 Bcfe of reserves as a result of adjustments due to lower commodity prices at the end of 2006 as compared to 2005. This is the 23rd consecutive year that Unit has met its goal of replacing more than 150% of its annual production with new oil and natural gas reserves, a measurement that is unmatched within the U.S. independent exploration and production industry. Over the 23-year period, Unit’s average annual reserve replacement percentage is 228%.

The net present value of Unit’s total proved reserve base as of December 31, 2006, discounted at 10%, is approximately $984.1 million. Future net revenue from these properties, before income taxes, is estimated to be $2.8 billion. This value is based on unescalated prices of $61.05 per barrel of oil and $5.27 per Mcf of natural gas for the life of the properties per SEC regulations.

During 2006, Unit produced a company-record 1,453,000 barrels of oil and 44.2 Bcf of natural gas, or an equivalent Bcf of 52.9. This is an increase of 30% from the equivalent production for 2005 when Unit produced 1,084,000 barrels of oil and 34.1 Bcf of natural gas for an equivalent Bcf of 40.6. In a news release dated January 9, 2007, Unit announced that it estimated its production for the year 2007 to be approximately 60 Bcfe.

The following table shows the company’s five-year growth trend for its total reserves and total production. Total proved reserves during this period increased an average of 15.5% each year, while production increased an average 25.4% per annum.

	2002	2003	2004	2005	2006	2007E
Total Reserves (Bcfe)	269.4	285.0	346.8	412.1	475.9	---
Total Production (Bcfe)	21.8	23.7	33.4	40.6	52.9	60.0

Larry D. Pinkston, Unit Corporation Chief Executive Officer and President said: “We are pleased that the company has been able to grow its E&P operating asset base as it has over the past five years and even more impressed that we have met the company’s longstanding objective of replacing 150% of the year’s production with new reserves this year. We believe replacing more than 150% of our reserves each year since 1983 is an outstanding accomplishment, especially considering the amount of risk and price volatility that we experience as an industry. On a per-share basis, adjusted for increases in the company’s long-term bank debt, which was approximately $175 million as of December 31,

2006, Unit grew its total proved reserve base 57% over the previous five years and production was up 117%. I believe we have some of the best oil and natural gas explorers working for Unit, as evidenced by our ability to consistently find, produce and replace such a valuable commodity each of the previous years. I’m particularly pleased with our efforts to increase the productive performance of certain of our assets. In 2007, our plan is to participate in the drilling of a company-record 270 wells, an increase of 11% over 2006. Our exploration team is focused on attaining our own internal targets, which we believe will greatly benefit our shareholders.”

Unit Drilling Company
Unit Drilling Company’s dayrates for the fourth quarter averaged a company-record $19,767 per day, which is $208 per day or 1% higher than the company’s third quarter 2006 dayrate average. Current dayrates average $19,555 per day, or $212 per day lower than the fourth quarter average.

Fourth quarter drilling rig utilization averaged 106.7 drilling rigs, which was relatively flat compared to the fourth quarter of 2005, and drilling rig utilization for the year averaged 109.0, an increase of 7%, compared to our 2005 average utilization rate. The company’s drilling rig quality, service and labor force are reflected in its utilization rate, which continues to be one of the highest in the deeper land drilling industry. At present, Unit has 117 drilling rigs, of which 90% are under contract.

Pinkston said: “Our contract drilling operations are delivering excellent results for our customers who are operating in some of America’s fastest growing basins. Although some demand for drilling rigs can be determined by commodity prices, Wall Street’s demand that producers keep growing production helps maintain Unit’s 750 to 1,500 horsepower drilling rigs, which are capable of reaching depths between 15,000 feet and 20,000 feet, at a high utilization rate. Although we are seeing some utilization weakness with some of our smaller rigs and in demand from privately-held customers, we are still the largest operating land driller in Oklahoma, and we are keeping our deep rigs working at near capacity in the Rockies and are finding new customers in southeast Texas and in southwest Louisiana. Having been a drilling contractor of choice for more than 40 years, we believe we have a unique perspective about our business and remain optimistic about the outlook for the remainder of the year.”

Superior Pipeline Company
Fourth quarter 2006 gathering volumes for Superior’s gas gathering and processing operations were 253,776 MMBtu per day, a 41% increase from the fourth quarter of 2005. Processing volumes for the fourth quarter of 2006 were 45,504 MMBtu per day, an 87% increase from the comparable quarter of 2005. Gathering volumes for the year were 247,537 MMBtu per day, a 74% increase from 2005, while processing volumes for the year were 31,833 MMBtu per day, a 4% increase over 2005.

Pinkston said, “The company’s subsidiary, Superior, plans to spend approximately $25 million in 2007 carrying out its grassroots growth plans. We are actively reviewing larger opportunities to grow this part of the Unit story. It is exciting to see just how well all three of our segments - E&P, drilling and gas gathering - work together for the benefit of our shareholders.”

Fourth Quarter and Year-End 2006 Webcast
Unit will release its fourth quarter and year-end 2006 earnings and host a conference call on Thursday, February 22, 2007. The webcast will be broadcast live over the Internet at 11:30 a.m. Eastern Time at www.unitcorp.com.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the amount of the company’s oil and natural gas reserves, the value of the company’s oil and natural gas reserves, the number of future wells the company plans to drill, productive capabilities of the wells, future demand for oil and natural gas, oil and natural gas reserve information, anticipated production rates from company wells, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, future rates to be paid for the company’s drilling rigs as well as other development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.